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EXHIBT 5.3

[BASS, BERRY & SIMS PLC LETTERHEAD]

June 14, 2004

Alliant Techsystems Inc.
5050 Lincoln Drive
Edina, MN 55436

Ladies and Gentlemen:

        We have acted as special Tennessee counsel to Micro Craft Inc. a Tennessee corporation ("Micro Craft") and an indirect subsidiary of Alliant Techsystems Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") with respect to the registration for resale under the Securities Act of 1933 (the "Act"), of $280,000,000 aggregate principal amount of the Company's 2.75% Convertible Senior Subordinated Notes due 2024 (the "Notes"), the guarantees (each, a "Subsidiary Guarantee") by certain subsidiaries of the Company (the "Subsidiary Guarantors"), and the shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock") of the Company, issuable upon conversion of the Notes, including the Rights (as defined below) attached to such shares of Common Stock. The Notes were issued pursuant to an Indenture, dated February 19, 2004 (the "Indenture"), among the Company, the Subsidiary Guarantors and BNY Midwest Trust Company, as trustee.

        In connection with this opinion, we have reviewed the Indenture and the Subsidiary Guarantee of Micro Craft dated February 19, 2004 (the "Micro Craft Guarantee"). We have also reviewed such corporate documents and records of Micro Craft, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion. As to various issues of fact, we have relied upon the representations and warranties of Micro Craft contained in the Indenture and Micro Craft Guarantee and upon statements and a certificate of officers of Micro Craft, without independent verification or investigation. For purposes of the opinion on good standing of Micro Craft, we have relied solely upon a good standing certificate of the Secretary of State of the State of Tennessee dated February 6, 2004.

        1.     Micro Craft was a corporation, validly existing and in good standing under the laws of the State of Tennessee on February 19, 2004; and

        2.     The delivery of the Micro Craft Guarantee on February 19, 2004, by Micro Craft was duly authorized by all necessary corporate action on the part of Micro Craft.

        We express no opinion herein other than as to the corporate laws of the State of Tennessee. Furthermore, we express no opinion as to compliance with Section 48-16-401 of the Tennessee Business Corporation Act and/or Article Ninth of the Charter of Micro Craft to the extent such sections may be deemed applicable to the authorization by Micro Craft of its incurrence of joint and several liability with respect to the Micro Craft Guarantee.

        We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement filed by the Company to register the resale of the Notes, the Subsidiary Guarantees and the Common Stock, including the Rights attached to the Common Stock, under the Act and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        Our Opinion is rendered as of the date hereof.

        A copy of this opinion may be delivered to Jones Day in connection with its opinion filed as Exhibit 5.1 to the Registration Statement and Jones Day may rely on this opinion as if it were addressed and had been delivered by us to it on the date hereof.

Very truly yours,
/s/ BASS, BERRY & SIMS PLC

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  EXHIBT 5.3